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                                             EXHIBIT (23)






INDEPENDENT AUDITORS' CONSENT

Enserch Exploration, Inc.:

We consent to the incorporation by reference in this Form 8-K of Enserch Exploration, Inc. of our report dated February 10, 1997 (March 7, 1997 as to the third paragraph of Note 4), appearing in the Annual Report on Form 10-K of Enserch Exploration, Inc. for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

Dallas, Texas
August 19, 1997



Enserch Exploration, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Enserch Exploration, Inc. and subsidiaries for the periods ended June 30, 1997 and 1996, as indicated in our report dated August 8, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in this Form 8-K.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Form 8-K prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
August 19, 1997